Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426

Mercer Insurance Group, Inc. reports earnings for the nine months and quarter ended September 30, 2010

Pennington, New Jersey, October 28, 2010 – Mercer Insurance Group, Inc. (Nasdaq: MIGP) reported today its operating results for the nine months and quarter ended September 30, 2010.

3rd Quarter highlights:

•	Net income of $0.60 per diluted share versus $0.56 per diluted share in the prior year’s quarter,
•	Operating income of $0.55 per diluted share versus $0.51 per diluted share in the prior year’s quarter,
•	A GAAP combined ratio of 96.0% versus 98.2% in the prior year’s quarter, and
•	Book value per share of $28.49.

Andrew R. Speaker, President and CEO, noted “We are pleased with our overall operating results despite the continued challenging operating environment.  The property and casualty insurance industry, and in particular those companies like us who are focused on commercial lines of business, continues to face the dual challenge of a price sensitive market-place and a weak economy.  The disciplined and careful approach we take to underwriting our business continues to generate steady results in this difficult market.”

Speaker continued, “Book value continued to climb, up 4.5% from June 30, 2010 to $28.49 per share.  Over the past year book value has increased by $3.00 per share, or 11.8%.  The combination of steady operating performance and a conservative but strong investment portfolio has led to this increase, and as a result, shareholders’ equity now exceeds $180 million.”

“Direct writings continue to be under pressure from the economy and the market-place, falling 6.0% for the quarter and 4.4% year-to-date. Despite industry-wide deterioration in combined ratios and weakening premium volumes, a significant increase in overall industry capital over the last several years has prolonged the intense price competition in the marketplace.   In order to respond to these difficult market conditions, we have successfully introduced new products in our markets, and we see continued growth in our West Coast product geared at the smaller service contractor, and our East Coast waste haulers and garage products continue to gain traction.  We will continue to focus on these and future opportunities.”

“The combined ratio for the quarter was 96.0% as we were free of the weather related losses experienced earlier in the year.  This has helped drive the year to date combined ratio down to 97.0%.”

Financial Summary (in thousands, except per share data)
	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2010	2009	2010	2009
Total revenue	$38,130	$39,274	$115,315	$117,996
Net premiums written	31,365	33,355	100,889	105,537
Net premiums earned	33,714	34,681	101,828	105,215
Net investment income	3,428	3,605	10,433	10,833
Net realized gains on investments	486	472	1,576	393
Net income	3,866	3,554	11,118	10,195

Earnings per share – Basic	$0.61	$0.57	$1.77	$1.64
Earnings per share – Diluted	$0.60	$0.56	$1.73	$1.61

Combined ratio	96.0%	98.2%	97.0%	98.0%
Book value per share			$28.49	$25.49

Reconciliation of non-GAAP financial measures:

Net income	$3,866	$3,554	$11,118	$10,195
Net realized gains on investments, net of tax	321	311	1,041	260
Net operating income	3,545	3,243	10,077	9,935

Operating earnings per share – Basic	$0.56	$0.52	$1.60	$1.60
Operating earnings per share – Diluted	$0.55	$0.51	$1.57	$1.57

In the quarter ended September 30, 2010, the Company reported GAAP net income under U.S. generally accepted accounting principles (GAAP) of $3.9 million, or $0.60 per diluted share, as compared to $3.6 million, or $0.56 per diluted share, in the same quarter of the prior year. Operating earnings increased to $3.5 million from the $3.2 million reported in the prior year’s quarter.

In the nine months ended September 30, 2010, the Company reported GAAP net income of $11.1 million, or $1.73 per diluted share. This result compares to net income of $10.2 million, or $1.61 per diluted share, for the same period in the previous year. Operating earnings increased to $10.1 million from $9.9 million in the prior year. Included in the nine-month results for 2010 was an after-tax charge of $1.6 million for catastrophes 94 and 96.

The Mercer Insurance Group, Inc. Board of Directors also announced that it has approved a dividend of $0.10 per share, to be paid on December 27, 2010 to shareholders of record as of December 10, 2010.

Operating income and operating earnings per share are non-GAAP financial measures that we present because we believe they enhance an investor’s understanding of Mercer’s core operating performance. Operating income and operating earnings per share consist of net earnings adjusted for after-tax net realized investment gains and losses.

Mercer Insurance Group, Inc. offers commercial and personal lines of insurance to businesses and individuals principally in seven states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.

Certain of the statements in this press release (other than statements of historical facts) are forward-looking statements. Such forward-looking statements include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the Company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management's expectations. Therefore, the effect of future developments on Mercer Insurance Group, Inc. may be different from that anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein, including those that may impede its ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the Company operates.

Consolidated Statements of Income
(in thousands, except per share and share data)
	Quarter Ended
	September 30,
	2010 (unaudited)	2009 (unaudited)

Net premiums earned	$33,714	$34,681
Investment income,
net of investment expenses	3,428	3,605
Realized investment gains	486	472
Other revenue	502	516
Total revenue	38,130	39,274

Losses and loss adjustment expenses	20,184	21,683
Amortization of deferred policy
acquisition costs	9,351	9,499
Other expenses	2,831	2,869
Interest expense	357	358
Total expenses	32,723	34,409

Income before income taxes	5,407	4,865
Income taxes	1,541	1,311

Net income	$3,866	$3,554

Net income per common share:
Basic	$0.61	$0.57
Diluted	$0.60	$0.56

Weighted average number of
shares outstanding:
Basic	6,323,843	6,225,483
Diluted	6,460,408	6,389,729

Supplementary Financial Data

Net premiums written	$31,365	$33,355

Book value per common share	$28.49	$25.49

GAAP combined ratio	96.0%	98.2%

Consolidated Statements of Income
(in thousands, except per share and share data)
	Nine Months Ended
	September 30,
	2010 (unaudited)	2009 (unaudited)

Net premiums earned	$101,828	$105,215
Investment income,
net of investment expenses	10,433	10,833
Realized investment gains	1,576	393
Other revenue	1,478	1,555
Total revenue	115,315	117,996

Losses and loss adjustment expenses	62,851	64,643
Amortization of deferred policy
acquisition costs	27,784	29,002
Other expenses	8,179	9,438
Interest expense	1,061	1,066
Total expenses	99,875	104,149

Income before income taxes	15,440	13,847
Income taxes	4,322	3,652

Net income	$11,118	$10,195

Net income per common share:
Basic	$1.77	$1.64
Diluted	$1.73	$1.61

Weighted average number of
shares outstanding:
Basic	6,289,558	6,200,840
Diluted	6,436,716	6,321,065

Supplementary Financial Data

Net premiums written	$100,889	$105,537

GAAP combined ratio	97.0%	98.0%

Consolidated Balance Sheet
(in thousands, except share amounts)

	September 30, 2010 (unaudited)	December 31, 2009
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$410,636	$365,464
Equity securities, at fair value	9,600	9,484
Short-term investments, at cost, which approximates fair value	3,400	-
Total investments	423,636	374,948
Cash and cash equivalents	16,086	39,927
Premiums receivable	38,741	36,405
Reinsurance receivable	75,380	79,599
Prepaid reinsurance premiums	6,311	5,871
Deferred policy acquisition costs	18,841	18,876
Accrued investment income	3,842	4,287
Property and equipment, net	20,622	21,516
Deferred income taxes	109	4,941
Goodwill	5,416	5,416
Other assets	4,440	3,568
Total assets	$613,424	$595,354
	,
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss adjustment expenses	$309,728	$311,348
Unearned premiums	76,102	76,601
Accounts payable and accrued expenses	10,771	12,150
Other reinsurance balances	13,244	12,386
Trust preferred securities	15,605	15,592
Advances under line of credit	3,000	3,000
Other liabilities	4,356	4,069
Total liabilities	$432,806	$435,146

Stockholders' Equity:
Preferred Stock, no par value, authorized	-	-
5,000,000 shares, no shares issued and
outstanding
Common stock, no par value,	-	-
authorized 15,000,000 shares, issued
7,114,233 and 7,074,333 shares, outstanding
6,971,228 and 6,883,498 shares
Additional paid-in capital	$73,037	$72,139
Accumulated other comprehensive income	21,877	12,220
Retained earnings	95,494	86,101
Unearned ESOP shares	(1,411)	(1,878)
Treasury Stock, 632,391 and 632,076 shares	(8,379)	(8,374)
Total stockholders' equity	180,618	160,208
Total liabilities and stockholders' equity	$613,424	$595,354